SECURITIES AND EXCHANGE COMMISSION

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ENTELLUS MEDICAL, INC.

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ENTELLUS MEDICAL, INC.

3600 Holly Lane North, Suite 40

Plymouth, Minnesota 55447

April 26, 2017

Dear Fellow Stockholders:

On behalf of the Board of Directors, I cordially invite you to attend the 2017 Annual Meeting of Stockholders of Entellus Medical, Inc. to be held on Tuesday, June 13, 2017, beginning at 9:00 a.m., local time, at the offices of Fox Rothschild LLP, 222 South Ninth Street, Suite 2000, Minneapolis, Minnesota 55402.

Details about the Annual Meeting, nominees for election to the Board of Directors and other matters to be acted on at the Annual Meeting are presented in the notice of meeting and proxy statement that follow.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Accordingly, please exercise your right to vote by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described in the proxy statement.

Our annual report to stockholders, including our annual report on Form 10-K for the year ended December 31, 2016, is being provided to you together with these proxy materials for your review.

On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

/s/ Brian E. Farley

Brian E. Farley
Chairman of the Board

You can help us make a difference by eliminating paper proxy materials. With your consent, we will provide all future proxy materials electronically. Instructions for consenting to electronic delivery can be found on your proxy card or at www.proxyvote.com. Your consent to receive stockholder materials electronically will remain in effect until canceled.

ENTELLUS MEDICAL, INC.

3600 Holly Lane North, Suite 40

Plymouth, Minnesota 55447

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2017

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Entellus Medical, Inc., a Delaware corporation, will be held on Tuesday, June 13, 2017, at the offices of Fox Rothschild LLP, 222 South Ninth Street, Suite 2000, Minneapolis, Minnesota 55402, at 9:00 a.m., local time, for the following purposes:

1.	To elect Joshua Baltzell and Shawn T McCormick as Class II directors to hold office until the 2020 Annual Meeting of Stockholders, or until their respective successors have been duly elected and qualified;

2.	To ratify, in a non-binding vote, the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year ending December 31, 2017; and

3.	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

These items of business are described in the proxy statement that follows this notice. Holders of record of our common stock as of the close of business on April 17, 2017 are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment thereof. A list of such stockholders will be available during normal business hours at our principal executive offices at 3600 Holly Lane North, Suite 40, Plymouth, Minnesota 55447 at least 10 days prior to the Annual Meeting and on the day of the Annual Meeting for examination by any stockholder registered on our stock ledger as of the record date for any propose germane to the Annual Meeting.

Your vote is important. Voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Please promptly vote your shares by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors

/s/ Brent A. Moen

Brent A. Moen
Chief Financial Officer and Secretary

Plymouth, Minnesota

April 26, 2017

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ENTELLUS MEDICAL, INC.

3600 Holly Lane North, Suite 40

Plymouth, Minnesota 55447

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2017

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Entellus Medical, Inc. of proxies to be voted at the Annual Meeting of Stockholders to be held on Tuesday, June 13, 2017, at the offices of Fox Rothschild LLP, 222 South Ninth Street, Suite 2000, Minneapolis, Minnesota 55402, at 9:00 a.m., local time, and at any continuation, postponement or adjournment thereof.

You are viewing or have received these proxy materials because the Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or SEC, and that is designed to assist you in voting your shares.

This proxy statement and our 2016 Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2016, or 2016 Annual Report, will be released on or about April 26, 2017 to our stockholders on the record date.

In this proxy statement, we sometimes refer to Entellus Medical, Inc. as “Entellus Medical,” the “Company,” “we,” “our” or “us” and to the Board of Directors as the “Board.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, JUNE 13, 2017

This proxy statement and our 2016 Annual Report are available at http://www.proxyvote.com.

As permitted by SEC rules, we are making this proxy statement and our 2016 Annual Report available to our stockholders electronically via the Internet. On or about April 26, 2017, we mailed to our stockholders a Notice Regarding Availability of Proxy Materials, or Internet Notice, containing instructions on how to access this proxy statement and the 2016 Annual Report and vote online or by telephone or mail. If you received an Internet Notice by mail, you will not receive a printed copy of our proxy materials or 2016 Annual Report in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement and the 2016 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet or by telephone or mail. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials and 2016 Annual Report, you should follow the instructions for requesting such materials contained on the Internet Notice.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

When and where will the Annual Meeting be held?

The Annual Meeting will be held on Tuesday, June 13, 2017, at the offices of Fox Rothschild LLP, 222 South Ninth Street, Suite 2000, Minneapolis, Minnesota 55402, at 9:00 a.m., local time.

What are the purposes of the Annual Meeting?

The purposes of the Annual Meeting are to vote on the following items described in this proxy statement:

Proposal No. 1	Election of Directors
Proposal No. 2	Ratification of Appointment of Independent Registered Public Accounting Firm

Are there any matters to be voted on at the Annual Meeting that are not included in this proxy statement?

We currently are not aware of any business that will be presented at the Annual Meeting other than as described in this proxy statement. If, however, any other matter is properly brought at the Annual Meeting, or any continuation, postponement or adjournment thereof, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares or act on those matters in accordance with their best judgment.

Who can attend the Annual Meeting?

All of our stockholders entitled to vote at the Annual Meeting may attend the 2017 Annual Meeting. If your shares are held in street name, however, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from the record holder of your shares.

Who is entitled to vote at the Annual Meeting?

Holders of record of shares of our common stock, $0.001 par value, as of the close of business on April 17, 2017, the record date, will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment thereof. At the close of business on the record date, there were 21,916,416 shares of our common stock issued and outstanding and entitled to vote. Each share of our common stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder holds shares in his or her name. Shares held in “street name” means that shares are held in the name of a bank or broker on a person’s behalf.

Am I entitled to vote if my shares are held in “street name”?

Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your bank or brokerage firm along with a voting instruction card. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and your bank or brokerage firm is required to vote your shares in accordance with your instructions.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of our capital stock issued and outstanding and entitled to vote on the record date will constitute a quorum.

What are broker non-votes and do they count for determining a quorum?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm in Proposal No. 2, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors in Proposal No. 1. Broker non-votes count for purposes of determining whether a quorum is present.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present or represented at the scheduled time of the Annual Meeting, (i) the chairperson of the Annual Meeting or (ii) a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.

How do I vote?

We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting and vote in person. If you are a stockholder of record, there are three ways to vote by proxy:

•	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

•	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card; or

•	by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Savings Time, on June 12, 2017.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions on how to vote from the bank, broker or holder of record. You must follow the instructions of such bank, broker or holder of record in order for your shares to be voted. Telephone and Internet voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares in person at the Annual Meeting, you should contact your bank, broker or agent to obtain a legal proxy or the bank’s or broker’s proxy card and bring it to the Annual Meeting in order to vote.

What does it mean if I receive more than one Internet Notice or more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the election of Joshua Baltzell and Shawn T McCormick as Class II directors; and

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of common stock will be voted on your behalf as you direct. If not otherwise specified, the shares of common stock represented by the proxies will be voted in accordance with the Board’s recommendations.

How many votes are required for the approval of the proposals to be voted upon and how will abstentions and broker non-votes be treated?

Proposal	Votes Required	Effect of Votes Withheld/Abstentions	Effect of Broker Non-Votes
Proposal No. 1: Election of Directors	The plurality of the votes cast. This means that the two nominees receiving the highest number of affirmative “FOR” votes will be elected as Class II directors.	A vote withheld is an affirmative decision to decline to vote on a proposal. Votes withheld will have no effect on the election of directors.	Broker non-votes will have no effect on the election of directors.
Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon.	An abstention is an affirmative decision to decline to vote on a proposal. Abstentions will have no effect on this proposal.	We do not expect any broker non-votes on this proposal.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth above, as well as with the description of each proposal in this proxy statement.

Can I revoke or change my vote after I submit my proxy?

Yes. If you are a registered stockholder, you may revoke your proxy or change your vote at any time before your shares are voted by one of the following methods:

•	by submitting a duly executed proxy bearing a later date;

•	by granting a subsequent proxy through the Internet or telephone;

•	by giving written notice of such revocation to our Secretary; or

•	by voting in person at the Annual Meeting.

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote in person at the Annual Meeting.

If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote in person at the Annual Meeting by obtaining a legal proxy from your bank or broker and submitting the legal proxy along with your ballot.

Where can I find the voting results of the 2017 Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC within four business days after the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Board Size and Structure

Our Amended and Restated Certificate of Incorporation provides that the number of directors shall be established from time to time by our Board of Directors. Our Board of Directors has fixed the number of directors at seven, and we currently have seven directors serving on the Board.

Our Amended and Restated Certificate of Incorporation requires that the Board be divided into three classes, designated as Class I, Class II and Class III. Each class must consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. Each class of directors must stand for re-election no later than the third annual meeting of stockholders subsequent to their initial appointment or election to the Board, provided that the term of each director will continue until the election and qualification of his or her successor and is subject to his or her earlier death, resignation or removal. Generally, vacancies or newly created directorships on the Board will be filled only by vote of a majority of the directors then in office and will not be filled by the stockholders, unless the Board determines by resolution that any such vacancy or newly created directorship will be filled by the stockholders. A director appointed by the Board to fill a vacancy will hold office until the next election of the class for which such director was chosen, subject to the election and qualification of his or her successor and his or her earlier death, resignation or removal.

Current Directors and Terms

Our current directors and their respective classes and terms are set forth below.

Class I Director - Current Term Ending at 2019 Annual Meeting	Class II Director – Current Term Ending at 2017 Annual Meeting	Class III Director – Current Term Ending at 2018 Annual Meeting
John K. Bakewell David B. Milne Robert S. White	Joshua Baltzell Shawn T McCormick	Brian E. Farley Guido Neels

Nominees for Director

Mr. Baltzell and Mr. McCormick have been nominated by the Board to stand for election. As the directors assigned to Class II, Mr. Baltzell and Mr. McCormick’s current terms of service will expire at the Annual Meeting. If elected by the stockholders at the Annual Meeting, Mr. Baltzell and Mr. McCormick will each serve for a term expiring at the 2020 annual meeting of stockholders and the election and qualification of his successor or until his earlier death, resignation or removal.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. If, however, prior to the Annual Meeting, the Board of Directors should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the Board. Alternatively, the proxies, at the Board’s discretion, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The Board has no reason to believe that any of the nominees will be unable to serve.

Information About Board Nominees and Continuing Directors

The following pages contain certain biographical information as of April 17, 2017 for each nominee for director and each director whose term as a director will continue after the Annual Meeting, including all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which the director or nominee currently serves as a director or has served as a director during the past five years.

We believe that all of our directors and nominees display personal and professional integrity; satisfactory levels of education and/or business experience; broad-based business acumen; an appropriate level of understanding of our business and its industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of our Board of Directors and its committees; skills and personality that complement those of our other directors that helps build a board that is effective, collegial and responsive to the needs of our Company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our stockholders. The information presented below regarding each nominee and continuing director also sets forth specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that such individual should serve as a director in light of our business and structure.

Nominees for Election to Three-Year Terms Expiring No Later than the 2020 Annual Meeting of Stockholders

Class II Directors	Age	Served as a Director Since	Current Positions with Entellus Medical
Joshua Baltzell	47	August 2006	Director
Shawn T McCormick	52	November 2014	Director

Joshua Baltzell has served as a member of our Board of Directors since August 2006. Mr. Baltzell is a Venture Partner at Split Rock Partners, LLC and also serves as a Venture Partner at SightLine Partners LLC, both venture capital firms. He has been with Split Rock Partners, LLC since May 2004 and with SightLine since July 2014. Mr. Baltzell has over 20 years of experience in the healthcare industry. Prior to his tenure in the venture capital industry, Mr. Baltzell held roles as an investment banker at Piper Jaffray Companies from 2000 to 2002, where he focused primarily on mergers and acquisitions in the medical device sector, as well as various marketing and business development positions with SCIMED Life Systems, Inc. and Boston Scientific Corporation. Mr. Baltzell currently serves on the board of directors of Colorescience, Inc., EBR Systems, Inc., Magnolia Medical Technologies, Inc. and NanoCyte Medical Inc., all privately held companies, and Histogenics Corporation, a publicly traded medical technology company where he also serves on both the compensation committee and nominating/corporate governance committee. From August 2011 to July 2015, he also served on the board of directors of RF Surgical Systems, Inc. and from June 2010 to July 2016 on the board of DFine, Inc. Mr. Baltzell holds a B.A. in Economics from St. Olaf College and an M.B.A. from the University of Minnesota’s Carlson School of Management.

We believe Mr. Baltzell’s experience in the industry and his history and knowledge of our Company enable him to make valuable contributions to our Board of Directors.

Shawn T McCormick has served as a member of our Board of Directors since November 2014. Mr. McCormick served as Chief Financial Officer of Tornier N.V., a global orthopaedic company, from September 2012 until October 2015 when Tornier merged with Wright Medical Group, Inc. Before Tornier, Mr. McCormick served as Chief Operating Officer of Lutonix Inc., a medical device company, from April 2011 to February 2012 and as Chief Financial Officer and Senior Vice President of ev3 Inc., a global endovascular company, from January 2009 to July 2010, when ev3 was acquired by Covidien plc. He served as Vice President of Corporate Development at Medtronic, Inc. from May 2008 to January 2009, where he was responsible to lead its worldwide business development activities and served in key corporate and divisional financial leadership roles within the Medtronic organization. He has been a member of the board of directors of Nevro Corp. since September 2014 and serves as chairman of the audit committee. He has also served as a member of the board of directors of Surmodics, Inc. since December 2015 and serves on the audit committee and the corporate governance and nominating committee. He has also served as a member of the board of directors of Inspire Medical Systems, Inc., a privately held company. Mr. McCormick previously served on the board of directors of Lanx, Inc. from August 2010 to November 2013, serving on the compensation committee and audit committee, before Lanx, Inc. was sold to Biomet, Inc. in November 2013. Mr. McCormick is a certified public accountant (inactive) and holds a B.S. in Accounting/Finance from Arizona State University and an M.B.A. from the University of Minnesota’s Carlson School of Management.

We believe that Mr. McCormick’s past experience as a chief financial officer of several publicly traded and privately held medical technology companies, his background and sophistication in finance and accounting and his public company board experience enable him to make valuable contributions to our Board of Directors.

Directors Continuing in Office Until No Later than the 2018 Annual Meeting of Stockholders

Class III Directors	Age	Served as a Director Since	Current Positions with Entellus Medical
Brian E. Farley	59	November 2008	Chairman of the Board
Guido Neels	68	November 2009	Director

Brian E. Farley has served as a member of our Board of Directors since November 2008 and as our Chairman of the Board since November 2014, including as Executive Chairman from April 2015 to January 2016. He also served as our President from March 2010 to November 2014 and as our Chief Executive Officer from March 2010 to April 2015. Prior to joining Entellus Medical, Mr. Farley was employed at VNUS Medical Technologies, Inc. starting in 1995 and served as President and Chief Executive Officer of VNUS from January 1996 to June 2009 when VNUS was sold to Covidien Ltd. Prior to joining VNUS, Mr. Farley was employed from 1981 to 1995 at Guidant Corporation, in the Medical Device Division of Eli Lilly and Company, and in Lilly Research Labs in a variety of research and development, clinical research and business development leadership positions. Since November 2009, Mr. Farley has served on the board of directors of Neuronetics, Inc., a private medical device company, including as Chairman of the Board from June 2011 to July 2014 and again since December 2014. Mr. Farley has served on the Neuronetics compensation committee since 2015. From March 2012 to July 2016, Mr. Farley served on the board of directors of DFine, Inc., a private company. Mr. Farley holds both a B.S. in Engineering with an emphasis in Biomedical Engineering and an M.S. in Electrical Engineering from Purdue University.

We believe Mr. Farley’s experience in the medical device industry, his past experience as our President and Chief Executive Officer and his extensive knowledge of our Company, products and markets enable him to make valuable contributions to our Board of Directors.

Guido Neels has served as a member of our Board of Directors since November 2009. Mr. Neels has been with Essex Woodlands Health Ventures, or Essex Woodlands, a private equity investment firm, since 2006, where he is an Operating Partner. Prior to joining Essex Woodlands, Mr. Neels served in a variety of management positions at Guidant Corporation, a developer of cardiovascular medical products. From July 2004 until retiring in November 2005, Mr. Neels served as Guidant’s Chief Operating Officer, where he was responsible for the global operations of Guidant’s four operating units: Cardiac Rhythm Management, Vascular Intervention, Cardiac Surgery and Endovascular Solutions. From December 2002 to July 2004, Mr. Neels served as Guidant’s Group Chairman, Office of the President, responsible for worldwide sales operations, corporate communications, corporate marketing, investor relations and government relations. In January 2000, Mr. Neels was named Guidant’s President, Europe, Middle East, Africa and Canada. In addition, Mr. Neels served as Guidant’s Vice President, Global Marketing, Vascular Intervention, from 1996 to 2000 and as Guidant’s General Manager, Germany and Central Europe, from 1994 to 1996. Mr. Neels has a business engineering degree from the University of Leuven in Belgium and an M.B.A. from the Stanford University Graduate School of Business. Mr. Neels served on the board of directors of Biopure Corporation, a publicly traded medical device company, from 2005 to 2009, Lemaitre Vascular, Inc., a publicly traded medical device company, from 2006 to 2008, Nellix Inc., a privately held medical device company, from 2006 until its acquisition by Endologix, Inc., in December 2010 and Oraya Therapeutics, Inc., a privately held medical device company, from January 2007 to April 2016. Mr. Neels currently serves on the board of directors of 480 Biomedical, Inc., Arsenal Medical, Inc., Bioventus LLC, and White Pine Medical LLC, all privately held medical device companies, Christel House International, a not-for-profit organization and Amici Lovaniencis, a privately held company. He also serves on the board of directors of Endologix, Inc. and AxoGen, Inc., both public companies. He chairs the compensation committee and serves on the nominating, governance and compliance committee of Endologix, Inc. and chairs the compensation committee and serves on the governance and nominating committee of AxoGen, Inc.

We believe that Mr. Neels’s experience in the industry, familiarity with serving on the boards of public companies and his knowledge of our Company enable him to make valuable contributions to our Board of Directors.

Directors Continuing in Office Until No Later than the 2019 Annual Meeting of Stockholders

Class I Director Nominees	Age	Served as a Director Since	Current Positions with Entellus Medical
John K. Bakewell	55	July 2015	Director
David B. Milne	54	August 2006	Director
Robert S. White	55	April 2015	President, CEO and Director

John K. Bakewell has served as a member of our Board of Directors since July 2015. Mr. Bakewell is an independent board member and consultant to the medical technology industry. Mr. Bakewell served as the Chief Financial Officer of Exact Sciences Corporation, a molecular diagnostics company, from January 2016 to November 2016. Mr. Bakewell previously served as the Chief Financial Officer of Lantheus Holdings, Inc., a diagnostic medical imaging company, from June 2014 to December 2015, as the Chief Financial Officer of Interline Brands, Inc., a distributor and direct marketer of broad-line maintenance, repair and operations products, from June 2013 to May 2014 and as the Executive Vice President and Chief Financial Officer of RegionalCare Hospital Partners, an owner and operator of non-urban hospitals, from January 2010 to December 2011. In addition, Mr. Bakewell held the position of Chief Financial Officer with Wright Medical Group, Inc., an orthopaedic company, from 2000 to 2009, with Altra Energy Technologies, Inc. from 1998 to 2000, with Cyberonics, Inc. from 1993 to 1998 and with Zeos International, Ltd. from 1990 to 1993. Since July 2008, Mr. Bakewell has served on the board of directors of Keystone Dental, Inc., a private medical device company, where he also serves as chair of the audit committee, and from April 2006 to July 2010, served on the board of directors of ev3 Inc., which was a publicly traded medical device company until it was acquired by Covidien plc in July 2010. He also served as chair of the audit committee and as a member of the nominating, corporate governance and compliance committee for ev3. Mr. Bakewell holds a Bachelor of Arts in Accounting from the University of Northern Iowa and is a certified public accountant (inactive).

We believe that Mr. Bakewell’s past experience as a chief financial officer of several publicly traded medical technology companies and his background and sophistication in finance and accounting enable him to make valuable contributions to our Board of Directors.

David B. Milne has served as a member of our Board of Directors since August 2006. Mr. Milne is a Venture Partner at SV Life Sciences Advisers, LLC, or SVLS, which is a life sciences venture capital firm. From February 2015 to December 2016, Mr. Milne served as a Managing Partner of SVLS. From 1999 until joining SVLS in February 2005, he held the position of Vice President of Corporate Business Development at Boston Scientific Corporation. Mr. Milne currently sits on the board of directors of EBR Systems, Inc., ReShape Medical, Inc., and Spinal Kinetics, Inc., all privately held companies, and TransEnterix, Inc., a publicly traded medical device company. Mr. Milne serves on the audit committee and the corporate governance and nominating committee of TransEnterix. In addition, Mr. Milne previously served on the board of directors AqueSys, Inc., Altura Medical, Inc., Sadra Medical, Inc., MindFrame, Inc., NovaLign, Inc. and CardioMind, Inc., all privately held companies, and Lombard Medical, a publicly traded medical device company. Previously Mr. Milne worked at SCIMED Life Systems, Inc., Becton, Dickinson and Company and Parker Laboratories, Inc. He holds a B.S. in Biology from Rutgers University and an M.B.A. in Marketing/Finance from New York University.

We believe that Mr. Milne’s experience in the industry and his history and knowledge of our Company enable him to make valuable contributions to our Board of Directors.

Robert S. White has served as our President and Chief Executive Officer and as a member of the Board since April 2015. Mr. White first joined Entellus Medical as our President and Chief Operating Officer in November 2014. Mr. White previously was the President and Chief Executive Officer of TYRX, Inc., which specialized in commercializing innovative, implantable combination drug and device products focused on infection control, from January 2010 to March 2014, when TYRX was sold to Medtronic. Prior to joining TYRX, Mr. White held several positions with Medtronic, Inc. from February 2003 to November 2009, including serving as President of Medtronic Kyphon from April 2008 to August 2009 following the acquisition of Kyphon Inc. by Medtronic. Mr. White started his career with General Electric Company and joined Eli Lilly and Company in 1989. Mr. White serves on the boards of directors of several companies, including Novadaq Technologies Inc. (September 2014 to present) and AtriCure, Inc. (March 2013 to present), both publicly traded companies, as well as HyperBranch Medical Technology, Inc. (June 2010 to present), a private company. Mr. White holds a B.S. in Aerospace Engineering from the University of Missouri-Rolla and an M.B.A. from Cornell University’s Johnson Graduate School of Management.

We believe that Mr. White’s experience in the medical device industry and his extensive knowledge of all aspects of our Company, business, industry, markets and day-to-day operations as a result of his role as our President and Chief Executive Officer enable him to make valuable contributions to our Board of Directors. In addition, as a result of his role as President and Chief Executive Officer, Mr. White provides unique insight into our future strategies, opportunities and challenges, and serves as the unifying element between the leadership and strategic direction provided by our Board of Directors and the implementation of our business strategies by management.

Vote Required

The proposal regarding the election of directors requires the approval of a plurality of the votes cast in person or by proxy at the Annual Meeting. This means that the two nominees receiving the highest number of affirmative “FOR” votes will be elected as Class II directors. Abstentions and broker non-votes will not be counted and, accordingly, will have no effect on the outcome of the vote on this proposal.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the election of Joshua Baltzell and Shawn T McCormick as Class II directors to hold office until the 2020 Annual Meeting of Stockholders, or until their respective successors have been duly elected and qualified.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The audit committee appoints our independent registered public accounting firm. In this regard, the audit committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to re-engage our current firm. As part of its evaluation, the audit committee considers, among other factors, the quality and efficiency of the services provided by the firm, including the performance, technical expertise, industry knowledge and experience of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the firm; the firm’s global capabilities relative to our business; and the firm’s knowledge of our operations. Grant Thornton LLP has served as our independent registered public accounting firm since 2006. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors and providing audit and permissible non-audit related services. Upon consideration of these and other factors, the audit committee has appointed Grant Thornton LLP to serve as our independent registered public accounting firm for the year ending December 31, 2017.

The audit committee has directed that this appointment be submitted to our stockholders for ratification. Although ratification of the audit committee’s appointment of Grant Thornton LLP is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice.

In the event that the appointment of Grant Thornton LLP is not ratified by our stockholders, the audit committee will consider this fact when it appoints an independent registered public accounting firm for fiscal 2018. Even if the appointment of Grant Thornton LLP is ratified, the audit committee retains the discretion to appoint a different independent registered public accounting firm at any time if it determines that such a change is in the best interests of our Company.

A representative of Grant Thornton LLP is expected to attend the Annual Meeting and to have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.

Audit, Audit-Related, Tax and All Other Fees

The table below sets forth the aggregate fees billed to Entellus Medical for services related to the fiscal years ended December 31, 2016 and 2015, respectively, by Grant Thornton LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2016	2015
Audit Fees(1)	$384,000	$173,000
Audit-Related Fees(2)	29,000	9,000
Tax Fees(3)	10,000	30,000
All Other Fees	—	—

	$423,000	$212,000

(1)

Audit Fees for both years presented consist of fees billed for professional services by Grant Thornton LLP for the audit of our annual consolidated financial statements and related services that are normally provided in connection with statutory and regulatory filings or engagements. Audit Fees for 2016 also included fees in connection with procedures associated with our Form S-3 and Form S-8 registration statements, business combination work and SEC comment letter. Audit Fees for 2015 also included fees in connection with our Form S-1 registration statement for our initial public offering.
(2)	Audit-Related Fees consist of fees billed by Grant Thornton LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.
(3)	Tax Fees consist of fees for professional services, including tax consulting and compliance performed by Grant Thornton LLP.

Pre-Approval Policies and Procedures

The formal written charter for our audit committee requires that the audit committee pre-approve all audit services to be provided to us, whether provided by our principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to us by our independent registered public accounting firm, other than de minimis non-audit services approved in accordance with applicable SEC rules.

The audit committee has adopted a pre-approval policy that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by our independent registered public accounting firm may be pre-approved. This pre-approval policy generally provides that we will not engage Grant Thornton LLP to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the audit committee or (ii) entered into pursuant to the pre-approval policies and procedures described in the pre-approval policy. Unless a type of service to be provided by Grant Thornton LLP has received this latter general pre-approval under the pre-approval policy, it requires specific pre-approval by the audit committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts also will require specific pre-approval. On an annual basis, the audit committee reviews and generally pre-approves the services (and related fee levels or budgeted amounts) that may be provided by Grant Thornton LLP without first obtaining specific pre-approval from the audit committee. The audit committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. The audit committee has delegated to the Chair of the audit committee the authority to pre-approve non-audit services to be provided to us by our independent registered public accounting firm or any other firm. The Chair of the audit committee reports any such pre-approval decisions to the audit committee at its next scheduled meeting.

During 2016 and 2015, no services were provided to us by Grant Thornton LLP other than in accordance with the pre-approval policies and procedures described above.

Audit Committee Report

Responsibilities. The audit committee operates under a written charter, which was amended in February 2017 and adopted by our Board of Directors. Each member of the audit committee is “independent,” as required by applicable NASDAQ listing rules and the rules and regulations of the SEC. The primary role of the audit committee is to oversee our accounting and financial reporting processes and the audits of our financial statements on behalf of the Board. Our independent registered public accounting firm, Grant Thornton LLP, is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles.

Review with Management. The audit committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements.

Review and Discussions with Independent Accountants. The audit committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with Grant Thornton LLP. The audit committee has discussed with Grant Thornton LLP the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board, or PCAOB. Further, the audit committee reviewed Grant Thornton LLP’s Reports of Independent Registered Public Accounting Firm included in the Annual Report on Form 10-K related to its audit of the consolidated financial statements.

The audit committee has also received and reviewed the written disclosures and the letter from Grant Thornton LLP regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with Grant Thornton LLP its independence from us.

Conclusion. Based on the review and discussions referred to above, the audit committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission.

Audit Committee

Shawn T McCormick (Chair)

John K. Bakewell

Joshua Baltzell

Vote Required

This proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon. Abstentions will not be counted and, accordingly, will have no effect on the outcome of the vote on this proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, we do not expect any broker non-votes in connection with this proposal.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

EXECUTIVE OFFICERS

The table below identifies and sets forth certain biographical and other information regarding our executive officers as of April 15, 2017. There are no family relationships among any of our executive officers or directors.

Executive Officer	Age	Position	In Current Position Since
Robert S. White	55	President, Chief Executive Officer and Director	2014
Brent A. Moen	49	Chief Financial Officer and Secretary	2016
Jonelle R. Burnham	46	Vice President, General Counsel and Compliance Officer	2017
Martha J. Christian	53	Vice President, Reimbursement	2017
Kevin L. Mensink	44	Vice President, Marketing	2013
Stephen R. Paidosh	54	Vice President, Operations	2007
Karen E. Peterson	58	Vice President, Clinical, Regulatory and Quality	2010
Tim B. Petrick	49	Vice President, Research and Development	2008
Thomas D. Williamson	42	Vice President, Sales	2017

Robert S. White has served as our President and Chief Executive Officer and as a member of the Board since April 2015. Mr. White first joined Entellus Medical as our President and Chief Operating Officer in November 2014. Mr. White previously was the President and Chief Executive Officer of TYRX, Inc., which specialized in commercializing innovative, implantable combination drug and device products focused on infection control, from January 2010 to March 2014, when TYRX was sold to Medtronic. Prior to joining TYRX, Mr. White held several positions with Medtronic, Inc. from February 2003 to November 2009, including serving as President of Medtronic Kyphon from April 2008 to August 2009 following the acquisition of Kyphon Inc. by Medtronic. Mr. White started his career with General Electric Company and joined Eli Lilly and Company in 1989. Mr. White serves on the boards of directors of several companies, including Novadaq Technologies Inc. (September 2014 to present) and AtriCure, Inc. (March 2013 to present), both publicly traded companies, as well as HyperBranch Medical Technology, Inc. (June 2010 to present), a private company. Mr. White holds a B.S. in Aerospace Engineering from the University of Missouri-Rolla and an M.B.A. from Cornell University’s Johnson Graduate School of Management.

Brent A. Moen has served as our Chief Financial Officer and Secretary since May 2016. From November 2013 to May 2015, Mr. Moen served as Executive Vice President and Chief Financial Officer of ABRA Auto Body & Glass LP, an auto body and glass company. From January 2011 to December 2012, Mr. Moen served as Senior Vice President and Chief Financial Officer of Regis Corporation, a publicly held owner, franchisor and operator of beauty salons. From 2000 to January 2011, Mr. Moen held various financial roles of increasing responsibility with Regis Corporation. Mr. Moen holds a B.A. in Accounting from the University of North Dakota.

Jonelle R. Burnham has served as our Vice President, General Counsel and Compliance Officer since January 5, 2017. From February 2016 to January 2017, Ms. Burnham served as our Senior Director, Corporate Compliance Counsel – Compliance Officer. From April 2014 to February 2015, she served as Vice President, General Counsel and Secretary of Patterson Companies, Inc., a publicly held distributor serving the dental and animal health markets, and prior to such position, served as Associate

General Counsel from October 2009 to April 2014. From July 2002 to September 2009, Ms. Burnham held various positions as counsel, assistant secretary and senior patent attorney for Kimberly-Clark Corporation, a global consumer brand company. Prior to joining Kimberly-Clark, Ms. Burnham was an associate attorney in the Minneapolis office of the Merchant & Gould law firm. Ms. Burnham holds a B.C.E., Civil Engineering from the University of Minnesota and a J.D. from Marquette Law School.

Martha J. Christian has served as our Vice President, Reimbursement since February 2017. From March 2015 to February 2017, Ms. Christian served as President of Manitou Hill Solutions LLC, a company providing strategic reimbursement consulting services to the medical device industry. From June 2014 to January 2015, she served as Director of US Reimbursement at Coloplast Corporation, a Danish company specializing in urology and ostomy products. From April 2001 to April 2014, Ms. Christian served as Director of Strategic Reimbursement at Princeton Reimbursement Group, a corporate medical device reimbursement consulting firm. Over the years as a reimbursement consultant, Ms. Christian has worked with a broad range of products throughout the product life cycle to facilitate successful market adoption and expansion. Ms. Christian began her career as a health facility administrator before entering the medical device industry. Ms. Christian holds a M.S. in Continuing Studies from Minnesota State University, Mankato and a B.S. in Political Science from St. Olaf College.

Kevin L. Mensink has served as our Vice President, Marketing since April 2013. From January 2007 to March 2013, Mr. Mensink served as Vice President of Marketing for GN ReSound Group, a division of GN Store Nord A/S, a Danish manufacturer of hearing instruments and audiological diagnostics equipment and headsets, where he was responsible for North America marketing, product management and technical support and training. From October 2005 to January 2007, Mr. Mensink served as Director of Marketing Analytics for GN ReSound Corp. From May 2002 to October 2005, Mr. Mensink served as Marketing Manager at Thomson West in the Corporate Segment Division. Prior to that, Mr. Mensink served as a Senior Financial Analyst at Thomson West from October 1997 to May 2002. Mr. Mensink holds a B.S. in Business Administration, Accounting and Economics and an M.B.A. in Management from the University of St. Thomas.

Stephen R. Paidosh has served as our Vice President, Operations since December 2007. From July 1999 to December 2007, Mr. Paidosh served as Vice President of Operations at Myocor, Inc., a privately held medical device company. From December 1988 to July 1999, Mr. Paidosh held various leadership positions in engineering and operations at SCIMED Life Systems, Inc. and at Boston Scientific Corporation following the acquisition of SCIMED by Boston Scientific, ending as Director of International Vascular and Metallurgical Operations. Prior to that, Mr. Paidosh held positions in engineering with Pfizer Inc.’s subsidiary Schneider-Shiley (USA) Inc. and at St. Jude Medical, Inc. Mr. Paidosh holds a B.S. in Industrial Technology (Manufacturing Engineering) from the University of Wisconsin, Stout.

Karen E. Peterson has served as our Vice President, Clinical, Regulatory and Quality since July 2010. From June 2011 until February 2016, she also served as our Compliance Officer. Ms. Peterson served as our Vice President of Regulatory and Quality from May 2010 to July 2010. From November 2006 to April 2010, Ms. Peterson served as Vice President of Clinical, Regulatory and Quality at Leptos Biomedical, Inc. Prior to that, Ms. Peterson held various clinical, regulatory and quality positions for Impres Medical, Inc., Carbon Medical Technologies, Inc., XRT Corporation and Guidant Corporation. Ms. Peterson holds a B.S. in Chemistry from the University of Wisconsin, Eau Claire including a Math minor and an M.S. in Biometry and Health Information Systems from the University of Minnesota.

Tim B. Petrick has served as our Vice President, Research and Development since June 2008 and served in the capacity of Manager or Director of Research and Development from February 2007 to May 2008. From October 2002 to December 2006, Mr. Petrick was a Project Engineer with Velocimed, Inc. which was acquired by St. Jude Medical, Inc. in 2005. From January 1998 to July 2002, Mr. Petrick held various positions in regulatory affairs and engineering with TERAMed Corporation, which was acquired by Cordis Corporation, a division of Johnson & Johnson, in 2001. Mr. Petrick holds a B.S. in Mechanical Engineering from North Dakota State University.

Thomas P. Williamson has served as our Vice President, Sales since January 5, 2017. From December 2011 to January 2017, Mr. Williamson served as our Regional Vice President, Sales. Prior to joining Entellus Medical, Mr. Williamson served as National Sales Director for Stryker Corporation. Mr. Williamson holds a B.S. in Chemical Engineering from Louisiana State University.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines. A copy of these Corporate Governance Guidelines can be found in the “Corporate Governance—Documents & Charters” section of the “Investors” page of our website located at www.entellusmedical.com, or by writing to our Secretary at our offices at 3600 Holly Lane North, Suite 40, Plymouth, Minnesota 55447. Among the topics addressed in our Corporate Governance Guidelines are:

•       Board size, independence and qualifications

•       Executive sessions of non-management directors

•       Board leadership structure

•       Selection of new directors

•       Director orientation and continuing education

•       Limits on board service

•       Change of principal occupation

•       Term limits

•       Director responsibilities

•       Director compensation

•       Stock ownership

•       Conflicts of interest

•       Interaction with institutional investors, the press and customers

•       Board access to senior management

•       Board access to independent advisors

•       Board self-evaluations

•       Board meetings

•       Meeting attendance by directors and non-directors

•       Meeting materials

•       Board committees, responsibilities and independence

•       Board committee composition and rotation

•       Board committee self-evaluations

•       Succession planning

•       Oversight of risk management

•       Ethics helpline

Board Leadership Structure

Our Chairman of the Board and our President and Chief Executive Officer are currently two separate individuals. Mr. Farley serves as Chairman of the Board, and Mr. White serves as our President and Chief Executive Officer. In his role as Chairman, Mr. Farley provides leadership to our Board of Directors; approves Board meeting schedules and agendas; presides over all Board meetings; and serves as the primary liaison between the Board and our President and Chief Executive Officer and other members of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary from time to time. For this reason, the Board does not have a fixed policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer.

However, the Board does strongly endorse the concept of independent directors being in a position of leadership for the rest of the independent directors. Under our Corporate Governance Guidelines, if at any time, the Chief Executive Officer and Chairman of the Board are the same, the Board will elect an independent director to serve as the lead independent director. The lead independent director will have the following duties and responsibilities in addition to such other duties and responsibilities as may be determined by the Board from time to time:

•	chairing the executive sessions of the independent directors and calling meetings of the independent directors;

•	determining the agenda for the executive sessions of the independent directors, and participating with the Chairman of the Board in establishing the agenda for Board meetings;

•	coordinating feedback among the independent directors and the Chief Executive Officer;

•	overseeing the development of appropriate responses to communications from stockholders and other interested persons addressed to the independent directors as a group;

•	on behalf of the independent directors, retaining legal counsel or other advisors as they deem appropriate in the conduct of their duties and responsibilities; and

•	performing such other duties as the Board deems appropriate from time to time.

The Board currently believes our current leadership structure of Chief Executive Officer and Chairman of the Board being held by two separate individuals is in the best interests of Entellus Medical and our stockholders and strikes the appropriate balance between the President and Chief Executive Officer’s responsibility for the strategic direction, day-to day-leadership and performance of our Company and the Chairman of the Board’s responsibility to guide overall strategic direction of our Company and provide oversight of our corporate governance and guidance to our President and Chief Executive Officer and to set the agenda for and preside over Board meetings. We recognize that different leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe that our Company is well-served by our current leadership structure. However, the Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Director Independence

Our common stock is listed on The NASDAQ Global Market. Under NASDAQ listing rules, independent directors must compose a majority of our Board of Directors. In addition, NASDAQ listing rules require that, subject to specified exceptions, each member of our audit, compensation and nominating and corporate governance committee must be independent directors. Audit committee members also must satisfy the enhanced independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Exchange Act, and compensation committee members must satisfy the enhanced independence criteria set forth in Rule 10C-1 under the Exchange Act. Under NASDAQ listing rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. To be considered to be independent for purposes of Rule 10C-1, a member of a compensation committee of a listed company may not, other than in his or her capacity as a member of the compensation committee, the board of directors or any other board committee accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries.

Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including, among others, family relationships, the Board has determined that five of our current seven directors, consisting of Mr. Bakewell, Mr. Baltzell, Mr. McCormick, Mr. Milne and Mr. Neels, are independent directors under NASDAQ listing rules and that each of the audit committee members and compensation committee members satisfy the additional enhanced independence criteria. In making these determinations, the

Board considered the current and prior relationships that each director has with our Company and all other facts and circumstances that the Board deemed relevant in determining independence, including the beneficial ownership of our common stock by each director.

Board Committees

The Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. The charter for each of these committees is available under the Corporate Governance—Documents & Charters section of the Investors page of our website at www.entellusmedical.com. The Board may establish other committees to facilitate the management of our business. The composition and functions of the audit committee, the compensation committee and the nominating and corporate governance committee are described in the following pages. Members serve on these committees until their resignation or until otherwise determined by the Board.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Brian E. Farley	—	—	—
John K. Bakewell	X	Chair	—
Joshua Baltzell	X	—	Chair
Shawn T McCormick	Chair	—	X
David B. Milne	—	X	—
Guido Neels	—	X	—
Robert S. White	—	—	—

Audit Committee

The responsibilities of our audit committee include:

•	assisting our Board of Directors in oversight of our financial statements and internal controls;

•	assisting our Board of Directors in oversight of our compliance with legal and regulatory requirements as well as its ethical standards and policies related to our financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters;

•	assisting our Board of Directors in oversight of our independent registered public accounting firm, including appointing, approving the compensation of, and assessing the independence, and overseeing its work;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics with respect to our financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters;

•	coordinating with our compliance officer concerning compliance matters relating to our financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters;

•	discussing our risk management policies;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

The audit committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time. The audit committee has the authority to engage independent legal, accounting and other advisors as it deems necessary or appropriate to assist in carrying out its responsibilities, and we must pay the compensation of such advisors.

Our audit committee consists of Mr. McCormick, Mr. Bakewell and Mr. Baltzell. The chair of our audit committee is Mr. McCormick.

The Board has determined that each member of the audit committee satisfies the enhanced independence standards for audit committee members established by applicable NASDAQ and SEC rules and regulations. In addition, the Board has determined that each of Mr. McCormick and Mr. Bakewell is an “audit committee financial expert” as that term is defined under SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under NASDAQ listing rules. The Board also has determined that each member of the audit committee can read and understand fundamental financial statements in accordance with and satisfies other applicable NASDAQ requirements. In arriving at these determinations, the Board has examined each audit committee member’s scope of experience and the nature of his experience in the corporate finance sector. Stockholders should understand that these designations related to our audit committee members’ experience and understanding with respect to certain accounting and auditing matters do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of the audit committee or of our Board of Directors.

Compensation Committee

The responsibilities of our compensation committee include:

•	reviewing and recommending that our Board of Directors approve the compensation of our chief executive officer and reviewing and approving the compensation of our other executive officers;

•	reviewing and recommending to our Board of Directors the compensation of our directors; and

•	reviewing and recommending that our Board of Directors approve incentive compensation and equity-based plans and arrangements as they pertain to our chief executive officer and reviewing and approving such arrangements as they pertain to our other executive officers.

The compensation committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time.

Our compensation committee consists of Mr. Bakewell, Mr. Milne and Mr. Neels. The chair of our compensation committee is Mr. Bakewell.

The compensation committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. Before selecting any such consultant, counsel or advisor, the compensation committee reviews and considers the independence of such consultant, counsel or advisor in accordance with applicable NASDAQ rules. We must provide appropriate funding for payment of reasonable compensation to any advisor retained by the compensation committee.

Use of Consultants in the Compensation Process and Procedures

During 2016, the compensation committee retained Compensia as its independent compensation consultant. The compensation committee considers analysis and advice from Compensia when making compensation decisions and when making decisions on plan design. Specifically, the compensation committee relies on Compensia for, among other things:

•	reviewing total compensation strategy and pay levels for our executives;

•	performing competitive analyses of executive and director compensation;

•	examining our executive compensation programs to ensure that they support our business strategy; and

•	providing advice with respect to our equity-based compensation arrangements.

At the request of the compensation committee, each year, Compensia recommends a peer group of companies, collects relevant market data from these companies to allow the compensation committee to compare elements of our compensation program to those of our peers, provides information on executive and director compensation trends and implications for us and makes other recommendations to the compensation committee regarding certain aspects of our executive and director compensation program.

The compensation committee may request information or advice directly from Compensia and may direct our management to provide or solicit information from Compensia. The principal consultant for Compensia attended one of the six compensation committee meetings held during 2016. Compensia was paid approximately $31,500 for services rendered during 2016. During 2016, Compensia did not provide any services to us unrelated to executive and director compensation, did not have any business or personal relationships with any members of the compensation committee, and maintained policies and procedures designed to avoid conflicts of interest.

Role of Management in the Compensation Process and Procedures

Various members of management and other employees, as well as other outside advisors may be invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. However, none of our executive officers are present during any deliberations or determinations by the compensation committee regarding his or her compensation or individual performance reviews.

Our Chief Executive Officer assists our compensation committee primarily by making formal recommendations regarding the amount and type of compensation to be paid to executives (other than himself). In making these recommendations, our Chief Executive Officer considers, among other factors, the results of each executive’s annual performance review.

Pursuant to the terms of our equity-based compensation plan, our compensation committee has delegated to our Chief Executive Officer, within specific parameters, the authority to grant stock options and restricted stock unit grants to employees who are not officers of our company. The purpose of this delegation of authority is to enhance the flexibility of equity-based compensation plan administration within our company and to facilitate the timely grant of options and restricted stock units to new and promoted non-officer employees within specified limits approved by the compensation committee. At each regular meeting, our compensation committee reviews all equity award grants by our Chief Executive Officer pursuant to this delegated authority. During 2016, our Chief Executive Officer did not exercise his authority to grant equity awards to non-officer new and promoted employees, but began to do so beginning in January 2017.

Nominating and Corporate Governance Committee

The responsibilities of our nominating and corporate governance committee include:

•	identifying individuals qualified to become board members, consistent with the criteria approved by our Board of Directors and recommending to our Board of Directors the persons to be nominated for election as directors;

•	reviewing the committee structure of our Board of Directors and the creation of additional committees or the dissolution of any committees and recommending to our Board of Directors the directors to be appointed to each committee of the Board of Directors and any changes in its composition;

•	reviewing and making recommendations to our Board of Directors with respect to management succession planning, including transitional leadership in the event of an unplanned vacancy;

•	reviewing and recommending to our Board of Directors any changes in our corporate governance guidelines and overseeing all corporate governance matters and practices;

•	overseeing our compliance with legal and regulatory requirements as well as our ethical standards and policies, other than with respect to matters relating to our financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters, which matters are within the purview of our audit committee;

•	reviewing and recommending to our Board of Directors any changes in the leadership structure of our Board of Directors; and

•	overseeing a periodic evaluation of our Board of Directors to determine whether it and its committees are functioning effectively.

The nominating and corporate governance committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time. The nominating and corporate governance committee has the authority to retain any search firm to be used to identify director nominees and independent legal and other advisors as it deems necessary or appropriate to carry out its responsibilities and we will pay the compensation of any such firm or advisor engaged.

Our nominating and corporate governance committee consists of Mr. Baltzell and Mr. McCormick. The chair of our nominating and corporate governance committee is Mr. Baltzell.

Board and Board Committee Meetings and Attendance

Our Board of Directors met 15 times during the fiscal year ended December 31, 2016. The audit committee met six times and the compensation committee met six times during 2016. The nominating and corporate governance committee met six times during 2016. Each of the directors attended at least 75 percent of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Board committees on which the director served.

Attendance at Annual Meeting of Stockholders

We do not have a policy regarding the attendance of our Board members at our annual meetings of stockholders. All directors serving at the time of our 2016 Annual Meeting of Stockholders held on June 14, 2016 were in attendance, except for one director.

Director Nominations Process

The nominating and corporate governance committee is responsible for identifying individuals qualified to become Board members, consistent with criteria approved by our Board of Directors and recommending to the Board the nominees for election as directors at any meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board. On an annual basis, the nominating and corporate governance committee is responsible for reviewing with the Board the requisite skills and criteria for new Board members as well as the composition of the Board.

With respect to identifying new individuals qualified to become Board members, the nominating and corporate governance committee may solicit our current directors and executives for the names of potentially qualified candidates or ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates to facilitate the search process. The nominating and corporate governance committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders. Once potential candidates are identified, the nominating and corporate governance committee reviews the backgrounds of those candidates, evaluates candidates’ independence from our Company and management, reviews potential conflicts of interest and determines if candidates meet the qualifications desired by the committee of candidates for election as a director. To the extent feasible, candidates are interviewed by the nominating and corporate governance committee, other members of the Board, and members of our executive management.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; strong finance experience; relevant social policy concerns; experience relevant to our industry; experience as a board member or executive officer of another publicly held company; and relevant academic expertise or other proficiency in an area of our operations. The nominating and corporate governance committee also considers the candidate’s diversity of expertise and experience in substantive matters pertaining to our business relative to other Board members, as well as diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience; practical and mature business judgment, including, but not limited to, the ability to make independent analytical inquiries; and any other relevant qualifications, attributes or skills. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the nominating and corporate governance committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the nominating and corporate governance committee, Secretary, Entellus Medical, Inc., 3600 Holly Lane North, Suite 40, Plymouth, Minnesota 55447. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Board Role in Risk Oversight

Risk is inherent with every business. We face a number of risks, including regulatory, compliance, legal, competitive, financial (accounting, credit, interest rate, liquidity and tax), operational, political, strategic and reputational risks. Our management is responsible for the day-to-day management of risks faced by us, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors ensures that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to us. Our President and Chief Executive Officer is a member of our Board of Directors and regularly attends Board meetings and discusses with our Board of Directors the strategies and risks facing our Company.

Under our Corporate Governance Guidelines, our Board of Directors and its committees have an active role in overseeing management of risks facing our Company. Our Board of Directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. In addition, the committees of our Board of Directors oversee risks associated with their respective principal areas of focus. The audit committee oversees management of financial risks. Its role also includes a particular focus on the qualitative aspects of financial reporting to stockholders, on our processes for the management of business and financial risk, and for compliance with significant applicable legal, ethical and regulatory requirements as they relate to matters relating to our financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters. The audit committee, along with management, is also responsible for developing and participating in a process for review of important financial and operating topics that present potential significant risk to our Company. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The nominating and corporate governance committee manages risks associated with the independence of our Board of Directors, potential conflicts of interests and our compliance with legal and regulatory requirements as well as our ethical standards and policies, other than with respect to matters relating to our financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters, which matters are within the purview of our audit committee. In addition, the nominating and corporate governance committee manages risks related to our corporate governance matters and policies and succession planning. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers, including our Chief Executive Officer and Chief Financial Officer, and other employees, and meets the requirements of the SEC and the NASDAQ Stock Market. A copy of our Code of Business Conduct and Ethics is available on the Corporate Governance—Documents & Charters section of the Investors page of our website located at www.entellusmedical.com, or by writing to our Secretary at our offices at 3600 Holly Lane North, Suite 40, Plymouth, Minnesota 55447. We intend to disclose on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to directors and executive officers and that is required to be disclosed pursuant to the rules of the SEC and the NASDAQ Stock Market.

Anti-Hedging and Pledging Policy

Our Board of Directors has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts; short sales; transactions in publicly traded options, such as puts, calls and other derivatives involving our equity securities; and pledging or purchasing on margin our securities.

Stockholder Communications with the Board

Any stockholder who desires to communicate with our Board of Directors or any specified individual director, may do so by directing such correspondence to the attention of the Secretary, Entellus Medical, Inc., 3600 Holly Lane North, Suite 40, Plymouth, Minnesota 55447. The Secretary will forward the communication to the Board members or individual director as appropriate.

EXECUTIVE COMPENSATION

Overview

This section discusses the material components of the executive compensation program for our current and former executive officers who are named in the Summary Compensation Table below. Our “named executive officers” and their positions for the year ended December 31, 2016 were as follows:

•	Robert S. White, President and Chief Executive Officer;

•	Brent A. Moen, Chief Financial Officer and Secretary; and

•	James D. Surek, Vice President, Sales.

Mr. Surek resigned as Vice President, Sales effective January 5, 2017.

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our named executive officers during the years ended December 31, 2016 and December 31, 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert S. White	2016	468,000	—	1,124,267	321,895	8,016	1,922,178
President and Chief Executive Officer	2015	442,500	—	—	270,840	66	713,406
Brent A. Moen(4)	2016	183,298	—	877,790	58,567	5,283	1,124,938
Chief Financial Officer and Secretary
James D. Surek(5)	2016	290,000	—	249,837	150,056	66	689,959
Former Vice President, Sales	2015	290,000	—	—	134,543	66	424,609

(1)	Amounts reflect the full grant-date fair value of stock options granted during the applicable year computed in accordance with Accounting Standards Codification, or ASC, Topic 718, rather than the amounts paid to or realized by the named individual. The grant date fair value is determined based on our Black-Scholes option pricing model. The table below sets forth the specific assumptions used in the valuation of each such option award:

Grant Date	Grant Date Fair Value Per Share ($)	Risk Free Interest Rate	Expected Life	Expected Volatility	Expected Dividend Yield
06/04/2016	8.78	1.365%	6.03 years	51.56%	—
01/04/2016	8.33	1.900%	6.02 years	49.90%	—

There can be no assurance that unvested awards will vest (and, absent vesting and exercise, no value will be realized by the executive for the award).

(2)	Amounts for each year represent bonuses paid with respect to such year’s services under our annual bonus plan or, in the case of Mr. Surek, our annual Vice President, Sales bonus plan.
(3)	For 2016, Mr. White received other compensation comprised of $7,950 in contributions to a defined contribution plan and $66 in life insurance premiums paid by us, Mr. Moen received other compensation comprised of $5,250 in contributions to a defined contribution plan and $33 in life insurance premiums paid by us, and Mr. Surek received other compensation of $66 in life insurance premiums paid by us.
(4)	Mr. Moen was appointed Chief Financial Officer and Secretary effective May 23, 2016 and was not a named executive officer in 2015.
(5)	Mr. Surek resigned effective January 5, 2017.

Elements of Executive Compensation

Base Salary

Our named executive officers receive a base salary to compensate them for services rendered to our Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

The 2016 base salaries actually paid to our named executive officers are disclosed in the Summary Compensation Table above. The table below sets forth the 2016 annual base salary for each of our named executive officers and the percentage increase, if any, over his 2015 annual base salary.

Named Executive Officer	2016 Annual Base Salary ($)	% Increase Compared to 2015 Annual Base Salary
Robert S. White	468,000	4.0%
Brent A. Moen	300,000	N/A
James D. Surek	290,000	0.0%

Mr. White received a 4.0% salary increase, effective January 4, 2016. Mr. Surek did not receive any salary increase for 2016. Mr. Moen’s base salary was set when we hired him in May 2016. In setting initial base salaries and reviewing the base salaries of our executive officers, we typically target the 50th percentile of companies within our peer group. For 2016, our peer group consisted of 15 companies in the medical device, healthcare equipment and healthcare supplies industries, with revenue between approximately $25 and $250 million and market capitalization between approximately $100 million and $1 billion.

For 2017, Mr. White received a 17.5% salary increase to bring his annual base salary to $550,000 and Mr. Moen received a 5.0% salary increase to bring his annual base salary to $315,000, in each case effective as of January 1, 2017. Mr. Surek did not receive a salary increase as a result of his resignation effective January 5, 2017.

Short-Term Annual Incentive

In 2016, each of the named executive officers participated in a short-term annual incentive program under which cash bonuses were awarded.

Messrs. White and Moen participated in our 2016 annual bonus plan pursuant to which each was eligible to receive a bonus based on achievement of performance goals relating to (i) revenue growth; (ii) operating income (loss), as adjusted; (iii) vitality & innovation; (iv) clinical evidence & regulatory; (v) education & training, and (vi) quality. In determining each executive’s actual short-term annual incentive award under the plan, the goals were weighted as follows:

Criteria	Weighting
Revenue growth	65%
Operating income (loss)*	15%
Vitality & innovation	5%
Clinical evidence & regulatory	5%
Education & training	5%
Quality	5%

*	The actual amount of the executive’s bonus earned pursuant to the operating income (loss) criteria would be reduced by 50% if the actual expenses of the executive’s department exceed the budgeted expenses in our annual operating plan.

The 2016 target bonuses for Messrs. White, Moen and Surek were 75%, 35% and 55% of their annual base salary earned in 2016. In addition, threshold, target and maximum annual incentive awards for each executive, as set forth below, were established:

Named Executive Officer	Threshold Bonus ($) (50% Payout)	Target Bonus ($) (100% Payout)	Maximum Bonus ($) (150% Payout)
Robert S. White	175,500	351,000	526,500
Brent A. Moen(1)	27,076	64,151	81,227
James D. Surek(2)	79,750	159,500	291,088

(1)	The threshold, target and maximum bonus payouts for Mr. Moen were pro-rated based on his May 23, 2016 start date.
(2)	The maximum bonus payout for Mr. Surek was set at 200% for the revenue growth criteria and 150% for all others. Mr. Surek received a quarterly payout of the revenue growth criteria in April, July and October.

The actual annual cash bonuses payable for 2016 are set forth in the Summary Compensation Table above in the column titled “Non-Equity Incentive Plan Compensation.” With respect to payouts pursuant to the operating income (loss) criteria in our 2016 annual bonus plan, the compensation committee considered and authorized certain adjustments to the calculation that excluded special charges not anticipated at the time the performance goals were established.

We recently established the terms of our 2017 corporate bonus plan, which has goals and weightings related to (i) revenue growth (65%); (ii) operating income (loss) (15%); (iii) balloon growth (5%); (iv) clinical evidence (5%); (v) education & efficiency (5%); and (vi) quality (5%). The 2017 target bonuses for Messrs. White and Moen are 80% and 45% respectively, of the executive’s annual base salary paid in 2017.

Long-Term Incentives

Our Board of Directors and stockholders have adopted the Entellus Medical, Inc. 2015 Incentive Award Plan, which we refer to as the 2015 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our Company and certain of our affiliates and to enable our Company and certain of our affiliates to obtain and retain the services of these individuals, which is essential to our long-term success. The 2015 Plan became effective in February 2015 in connection with our initial public offering.

Historically, we have granted stock options to our named executive officers. In early 2017, we granted a mix of stock options and restricted stock units to our named executive officers.

Stock options are typically granted to new executives on the 4th day of the month after their start date and on an annual basis on January 4th of each year. Accordingly, on January 4, 2016, each of Messrs. White and Surek received an option to purchase 135,000 shares and 30,000 shares of our common stock, respectively, at an exercise price of $16.99 per share, and on June 4, 2016, Mr. Moen received an option to purchase 100,000 shares of our common stock at an exercise price of $17.74 per share. The exercise price of each of these options represents the closing sale price of our common stock on the grant date. Annual stock options vest over a period of four years, vesting equally on a monthly basis, subject to continued service. New hire stock options vest over a period of four years with 25% of the underlying shares vesting on the first anniversary of the first date of employment, and the balance vesting equally on a monthly basis over the next three years, subject to continued service.

Effective January 4, 2017, Messrs. White and Moen were granted stock options to purchase 76,000 shares and 15,000 shares of our common stock, respectively, and restricted stock units covering 38,000 shares and 7,500 shares of our common stock, respectively. The exercise price of these options is $19.01 per share, which represents the closing sale price of our common stock on the grant date.

Other Compensation

We provide customary employee benefits to our full- and part-time employees, including our named executive officers, including medical and dental benefits, short-term and long-term disability insurance, accidental death and dismemberment insurance and life insurance. In addition, commencing in 2016, eligible employees, including our named executive officers, may participate in our tax-qualified employee stock purchase plan and purchase shares of our common stock on favorable terms with payroll deductions.

We also maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Under our 401(k) plan, eligible employees may defer a portion of their compensation, within prescribed tax code limits, on a pre-tax basis through contributions to the 401(k) plan.

Outstanding Equity Awards as of December 31, 2016

The table below sets forth certain information regarding option awards held by our named executive officers as of December 31, 2016. As of December 31, 2016, none of our named executive officers held any other outstanding equity incentive plan awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2016

	Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Robert S. White	12/16/2014	(1)	241,321	222,004	11.36	12/16/2024
	12/16/2014 01/04/2016	(2) (3)	112,600 30,937	157,675 104,063	11.36 16.99	12/16/2024 01/04/2026
Brent A. Moen	06/04/2016	(4)	—	100,000	17.74	06/04/2026
James D. Surek	02/01/2011	(5)	212	—	0.68	02/01/2021
	02/08/2012	(6)	9,375	—	0.76	02/08/2022
	03/19/2013	(7)	7,027	268	1.24	03/19/2023
	01/17/2014	(8)	5,000	—	3.48	01/17/2024
	12/16/2014	(9)	21,252	21,248	11.36	12/16/2024
	01/04/2016	(3)	6,875	23,125	16.99	01/04/2026

(1)	This stock option vested and continues to vest as to (i) 115,832 shares on November 24, 2015 and (ii) in 36 substantially equal monthly installments thereafter, subject to Mr. White’s continued service.

(2)	This stock option vested and continues to vest in substantially equal monthly installments, subject to Mr. White’s continued service to our Company, over the four-year period beginning on May 2, 2015, the one-month anniversary date of Mr. White’s appointment as Chief Executive Officer.
(3)	This stock option vested with respect to 1/48th of the shares beginning on February 4, 2016 and on each monthly anniversary of January 4, 2016 thereafter, subject to the executive’s continued service.
(4)	This stock option vested and continues to vest as to (i) 25,000 shares on May 23, 2017 and (ii) in 36 substantially equal monthly installments thereafter, subject to Mr. Moen’s continued service.
(5)	This stock option was fully vested as of January 1, 2015.
(6)	This stock option was fully vested as of December 31, 2015.
(7)	This stock option vested and continued to vest in 48 substantially equal monthly installments, commencing on February 1, 2013 and on the first day of each month thereafter (through and including January 1, 2017).
(8)	This stock option vested in part in 2014 upon the achievement of pre-determined revenue goals.
(9)	This stock option vested and continued to vest in substantially equal monthly installments over the four-year period starting December 1, 2014. This option discontinued vesting upon Mr. Surek’s resignation on January 5, 2017.

Employment and Other Agreements with Named Executive Officers

White Employment Agreement

On November 18, 2014, we entered into an employment agreement with Robert S. White, our current President and Chief Executive Officer, pursuant to which we hired Mr. White initially as our President and Chief Operating Officer. Under the employment agreement, Mr. White is entitled to receive an annual base salary, which initially was $420,000 per year, but has subsequently been increased to $550,000 for 2017. The employment agreement also provides that Mr. White is eligible to receive an annual bonus of up to a certain percentage of his annualized salary, which percentage initially was 50% and was increased periodically since such that it is 80% for 2017, based on the achievement of certain objectives as determined by our Board of Directors in connection with the applicable bonus plan. We have agreed to review Mr. White’s base salary and target bonus percentage each year for any increase, but not decrease.

Under the employment agreement, Mr. White is eligible to participate during his employment in our health and welfare, retirement and other plans and programs that we make available to our senior executives from time to time. In addition, the employment agreement provides that Mr. White is entitled to reimbursement for all reasonable expenses incurred on behalf of our Company.

Mr. White’s employment agreement contains certain severance provisions as described under “—Severance and Change in Control Benefits.”

Mr. White’s employment agreement also contains customary confidentiality, non-competition, non-solicitation and assignment of inventions provisions.

Confidentiality, Invention Assignment and Non-Competition Agreement

We have entered into confidentiality, invention assignment and non-competition agreements with our executive officers, including Mr. Moen and Mr. Surek. These agreements contain customary confidentiality, non-competition, non-solicitation and assignment of inventions provisions.

Severance and Change in Control Benefits

The employment agreement we have entered into with Mr. White contains certain severance provisions. In addition, we have entered into severance agreements with certain executives, including Mr. Moen, and a change in control severance agreement with Mr. White, which provides for certain severance and change in control benefits. In February 2017, we adopted an Entellus Medical, Inc. Officer Severance Plan to replace our previous practice of entering into individual severance agreements with officers. In December 2016, we entered into a separation and release agreement with Mr. Surek.

Severance Arrangements

Employment Agreement with Mr. White. Mr. White’s employment agreement provides that if his employment is terminated by us without “cause” or by Mr. White for “good reason” (as “good reason” is defined in his employment agreement and “cause” is defined in his change of control severance agreement) outside of the change in control context, then Mr. White will receive in addition to any accrued obligations and subject to the execution and non-revocation of a general release of claims in favor of us:

•	12 months’ continuation payments of his annual base salary then in effect over the 12-month period following the termination of employment;

•	a lump-sum payment in an amount equal to the achieved amount of the target annual bonus for the year of termination; and

•	Company-subsidized healthcare continuation coverage for Mr. White and his dependents for up to 12 months after the termination date.

Mr. White’s employment agreement also provides that if his employment is terminated due to his death or disability, he will be entitled to receive an amount equal to three times his monthly salary then in effect, payable in a lump sum within 30 days after the date of his termination.

Severance Agreement with Mr. Moen. In May 2016, we entered into a severance agreement with Mr. Moen. Under this agreement, Mr. Moen will receive, subject to the execution and non-revocation of a general release of claims in favor of us:

•	a lump-sum payment in an amount equal to six months of his annual base salary then in effect; and

•	Company-subsidized healthcare continuation coverage for him and his dependents for up to six months after the termination date.

Separation and Release Agreement with Mr. Surek. On December 30, 2016, Mr. Surek resigned as an officer and employee of the Company effective as of January 5, 2017. In connection with his resignation, we entered into a separation and release agreement pursuant to which we agreed to make the following payments to Mr. Surek in consideration of his agreement, among other things, to perform, if requested, various transition activities, refrain from hiring Company personnel for a period of 12 months, and comply with certain non-competition, non-solicitation and other obligations:

•	payment of all amounts and benefits accrued but unpaid through the resignation date;

•	payment of his bonus for 2016 in the amount as calculated under the bonus plan and at such times as paid to other employees that are participants in such bonus plan;

•	cash severance payment in the amount of $145,000, which is equal to six months of his 2016 base salary paid in one lump sum in the first regular payroll distribution on or after July 5, 2017; and

•	if timely elected, reimbursement of a portion of monthly COBRA continuation coverage premiums equal to the difference between the amount Mr. Surek pays for such coverage and the amount paid by a full-time active employee for the same level of coverage elected by Mr. Surek through October 2018 or until Mr. Surek has secured other employment, whichever occurs first.

We also amended the option agreements evidencing Mr. Surek’s vested options to purchase our common stock to extend the post-termination exercise period for such options from three months to six months. The separation and release agreement also includes a general release of claims against us and our subsidiaries and affiliates by Mr. Surek.

Entellus Medical, Inc. Officer Severance Plan. In February 2017, we adopted the Entellus Medical, Inc. Officer Severance Plan. The purpose of this plan is to replace our previous practice of entering into an individual severance agreement with each new officer. Subject to certain exclusions, the plan covers all executive officers of our Company (other than the Chief Executive Officer who has an individual agreement) and only those non-executive officers as determined in the discretion of the Chief Executive Officer. In addition to the express exclusion of the Chief Executive Officer, the plan provides that any officer who has rights to severance under any individual agreement or other plan or policy will not be eligible to receive benefits under the plan. Therefore, Mr. Moen who has rights to severance under his individual severance agreement, is not eligible to receive benefits under the plan. The severance benefits provided under the plan are substantially the same as set forth in Mr. Moen’s severance agreement described above and below.

Change in Control Arrangements

Change in Control Severance Agreement with Mr. White. We are party to a change in control severance agreement with Mr. White pursuant to which we have agreed to provide him certain severance payments and benefits if his employment is terminated by us without “cause” or by him for “good reason” (each, as defined in the agreement), in either case, within 12 months following a “change in control” of our Company (as defined in the agreement) or prior to a change in control if the termination occurs in connection with the change in control. In any such event, he will receive, subject to the execution and non-revocation of a general release of claims in favor of us:

•	a lump-sum payment in an amount equal to 24 months of his annual base salary then in effect;

•	a lump-sum payment in an amount equal to two times his annual target bonus; and

•	Company-subsidized healthcare continuation coverage for him and his dependents for up to 18 months after the termination date.

In addition, if his employment is terminated without cause or for good reason following a change in control then (i) his then-outstanding equity awards (that had been assumed/replaced at the change in control) will accelerate and vest in full and (ii) each such stock option will remain exercisable until the one-year anniversary of the termination date (but not beyond the maximum term of the option). In addition, to the extent that any change in control payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that he receives the greater of the (i) net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the change in control payments and benefits without such reduction.

Severance Agreement with Mr. Moen. The severance agreement with Mr. Moen provides change in control benefits similar to those provided under Mr. White’s change in control severance agreement; however, the benefits are less. If Mr. Moen’s employment is terminated by us without “cause” or by him for “good reason” (each, as defined in the agreement), in either case, within 12 months following a “change in control” of our Company (as defined in the agreement) or prior to a change in control if the termination occurs in connection with the change in control, he will receive, subject to the execution and non-revocation of a general release of claims in favor of us:

•	a lump-sum payment in an amount equal to 12 months of his annual base salary then in effect;

•	a lump-sum payment in an amount equal to his annual target bonus; and

•	Company-subsidized healthcare continuation coverage for him and his dependents for up to 12 months after the termination date.

In addition, if his employment is terminated without cause or for good reason following a change in control then (i) his then-outstanding equity awards (that had been assumed/replaced at the change in control) will accelerate and vest in full and (ii) each such stock option will remain exercisable until the one-year anniversary of the termination date (but not beyond the maximum term of the option). To the extent that any change in control payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that he receives the greater of the (i) net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the change in control payments and benefits without such reduction.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has ever been an officer or employee of our Company. None of our executive officers serves, or has served during the last fiscal year, as a member of our Board of Directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.

DIRECTOR COMPENSATION

Overview

Under the terms of our Non-Employee Director Compensation Program, compensation for our non-employee directors is comprised of both cash compensation and equity compensation. Cash compensation is in the form of annual retainers for our non-employee directors, chairman of the board, committee chairs and committee members. Equity compensation is in the form of initial and annual stock option and restricted stock unit grants. Each of these components is described in more detail below. We do not provide perquisites and other personal benefits to our non-employee directors.

Each year, the compensation committee engages Compensia to complete a competitive assessment of our Non-Employee Director Compensation Program. Effective January 9, 2016, our Board of Directors, upon recommendation of the compensation committee, approved certain changes to our Non-Employee Director Compensation Program. These changes include an additional annual cash compensation retainer of $40,000 for the Chairman of our Board and an increase in the annual stock option grant from an option to purchase 7,500 shares to an option to purchase 10,000 shares of our common stock. Effective December 7, 2016, our Board of Directors, upon recommendation of the compensation committee, approved a change in the equity component of their compensation to comprise a combination of stock options and restricted stock units, as opposed to just stock options.

Cash Compensation

The table below sets forth the annual cash retainers paid to each non-employee director and the additional annual cash retainers paid to our Chairman of the Board and each Board committee chair and member prior to January 9, 2016 and after the changes to our Non-Employee Director Compensation Program effective as of January 9, 2016:

	Annual Cash Retainer ($)
Description	Before Jan. 9, 2016	After Jan. 9, 2016
Non-Employee Director	35,000	35,000
Chairman of the Board	0	40,000
Chair of Audit Committee	20,000	20,000
Chair of Compensation Committee	15,000	15,000
Chair of Nominating and Corporate Governance Committee	10,000	10,000
Audit Committee Member (Non-Chair)	10,000	10,000
Compensation Committee Member (Non-Chair)	7,500	7,500
Nominating and Corporate Governance Committee Member (Non-Chair)	5,000	5,000

All annual retainers are paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. Amounts are pro-rated for any partial year of service.

Equity Compensation

Under our Non-Employee Director Compensation Program, each non-employee director who is initially elected or appointed to serve on our Board of Directors automatically receives an option to purchase 7,500 shares of our common stock, which option vests quarterly over a three-year period, and a restricted stock unit award covering 3,250 shares of our common stock, which award vests annually over a three-year period, in each case, subject to continued service through the applicable vesting date. Prior to the recent change in the program, each non-employee director who was initially elected or appointed to serve on our Board of Directors automatically received an option to purchase 15,000 shares of our common stock.

In addition, each non-employee director serving on our Board of Directors as of the date of each annual meeting of stockholders automatically receives an option to purchase 5,000 shares of our common stock and a restricted stock unit award covering 2,500 shares of our common stock, which awards vest in full on the earlier to occur of the one-year anniversary of the grant date and the date of our annual meeting of stockholders following the grant date, in each case, subject to continued service through the applicable vesting date. Prior to the recent change in the program, each non-employee director serving on our Board of Directors as of the date of each annual meeting of stockholders automatically received an option to purchase 10,000 shares of our common stock. The exercise price of all options is equal to the closing sale price of our common stock on the grant date.

Summary of Cash and Other Director Compensation

The table below summarizes the compensation received by each individual who served as a non-employee director of our Company during the year ended December 31, 2016. Mr. White, who served as an employee director in 2016, did not receive any additional compensation for his service as a director in 2016, and therefore is not included in the table below. Compensation received by Mr. White is described under “Executive Compensation.”

DIRECTOR COMPENSATION– 2016

Name	Fee Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
John K. Bakewell	57,115	86,098	—	143,213
Joshua Baltzell	55,000	86,098	—	141,098
Brian E. Farley	75,000	86,098	—	161,098
Shawn T McCormick	60,000	86,098	—	146,098
David B. Milne(3)	42,500	86,098	—	128,598
Guido Neels(4)	43,942	86,098	—	130,040

(1)	Amounts reflect the full grant-date fair value of stock options granted during 2016 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. The grant date fair value is determined based on our Black-Scholes option pricing model. The grant date value per share for the option awards was $8.61. The following are the specific assumptions used in the valuation of each such option award: expected life (5.5 years); risk-free interest rate (1.218%); expected dividend yield (0.0%); and expected volatility (51.4%).

There can be no assurance that unvested awards will vest (and, absent vesting and exercise, no value will be realized by the director for the award). As of December 31, 2016, each of Messrs. Bakewell, McCormick, Milne and Neels held outstanding options to purchase 25,000 shares, Mr. Farley held outstanding options to purchase 301,312 shares and Mr. Baltzell held outstanding options to purchase 23,750 shares.

(2)	Represents cash compensation for unused paid time off paid to Mr. Farley accrued as a result of his prior status as Executive Chairman.
(3)	Cash fees payable for Mr. Milne’s service on our Board are paid directly to SV Life Sciences.
(4)	Cash fees payable for Mr. Neels’s service on our Board are paid directly to Essex Woodlands.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information relating to the beneficial ownership of our common stock as of April 15, 2017, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors;

•	each of our named executive officers for 2016; and

•	all directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of April 15, 2017 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of 21,916,416 shares of our common stock outstanding as of April 15, 2017. Shares of our common stock that a person has the right to acquire within 60 days of April 15, 2017 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Entellus Medical, Inc., 3600 Holly Lane North, Suite 40, Plymouth, Minnesota 55447.

Class of Securities	Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
	5% Stockholders:
Common Stock	Essex Woodlands Health Ventures(1) 21 Waterway Avenue Suite 225 The Woodlands, Texas 77380	3,231,656	14.7%
Common Stock	Split Rock Partners, LP(2) 10400 Viking Drive Suite 250 Eden Prairie, Minnesota 55344	3,156,731	14.4%

Class of Securities	Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Common Stock	SV Life Sciences(3) One Boston Place 201 Washington Street Suite 3900 Boston, Massachusetts 02108	2,956,456	13.5%
Common Stock	Discovery Group I, LLC(4) 300 South Wacker Drive Suite 600 Chicago, Illinois 60606	1,857,794	8.5%

	Directors and Named Executive Officers:
Common Stock	Brian E. Farley(5)	661,076	3.0%
Common Stock	John K. Bakewell(5)	18,750	*
Common Stock	Joshua Baltzell(5)	22,500	*
Common Stock	David B. Milne(5)	22,500	*
Common Stock	Shawn T McCormick(5)	25,441	*
Common Stock	Guido Neels(5)	37,500	*
Common Stock	Robert S. White(5)	499,046	2.2%
Common Stock	Brent A. Moen(5)	26,562	*
Common Stock	James D. Surek(5)	7,500	*
Common Stock	All directors and executive officers as a group (15 persons)	1,789,592	7.7%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)	Based on a Schedule 13G filed by Essex Woodlands Health Ventures on February 12, 2016 and other information known by the Company. Represents shares held by Essex Woodlands Health Ventures Fund VIII, L.P., Essex Woodlands Health Ventures Fund VIII-A, L.P. and Essex Woodlands Health Ventures Fund VIII-B, L.P., which we collectively refer to as the “Essex Stockholders.” Essex Woodlands Health Ventures VIII, L.P., a Delaware limited partnership, is the general partner of each of these funds and is referred to as the “Partnership,” and Essex Woodlands Health Ventures VIII, LLC, a Delaware limited liability company, is the general partner of the Partnership and is referred to as the “General Partner.” Martin P. Sutter, Immanuel Thangaraj, Petri Vainio, Jeff Himawan, Ronald W. Eastman, Guido Neels and Steve Wiggins are the managers of the General Partner, and each is referred to as a “Manager” and collectively as the “Managers.” The Partnership is deemed to have sole voting and dispositive power with respect to the shares held by each of the funds affiliated with Essex Woodlands Health Ventures. The Managers are deemed to have shared voting and dispositive power with respect to the shares held by each of the Essex Stockholders by unanimous consent and through the Partnership. Each Manager disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

The address of the funds affiliated with Essex Woodlands Health Ventures is 21 Waterway Avenue, Suite 225, The Woodlands, Texas 77380.

(2)	Based solely on a Schedule 13D filed by Split Rock Partners, LP on February 11, 2015. Voting and investment power over the shares is delegated to Split Rock Partners Management, LLC, the general partner of Split Rock Partners, LP. Split Rock Partners Management, LLC has delegated voting and investment power to three individuals, Michael Gorman, James Simons and David Stassen, who require a two-thirds vote to act. Split Rock Partners Management, LLC disclaims beneficial ownership of the shares except to the extent of any pecuniary interest therein.

(3)	Based solely on a Schedule 13D/A filed by SV Life Sciences, et al. on January 31, 2017. Represents shares held by: (i) SV Life Sciences Fund IV, L.P.; (ii) SV Life Sciences Fund IV Strategic Partners, L.P.; (iii) International Life Sciences Fund III (LP1), L.P.; (iv) International Life Sciences Fund III Co-Investment, L.P.; and (v) International Life Sciences Fund III Strategic Partners, L.P.

International Life Sciences Fund III (GP), L.P. (“Fund III GP”) is the general partner of each of: (i) International Life Sciences Fund III (LP1), L.P. (“ILSF LP1”), (ii) International Life Sciences Fund III Co-Investment, L.P. (“ILSF Co-Invest”) and (iii) International Life Sciences Fund III Strategic Partners, L.P. (“ILSF Strategic” and collectively, the “Fund III Entities”). ILSF III, LLC (the “ILSF General Partner”) is the general partner of Fund III GP and, through an investment committee comprised of James Garvey, Kate Bingham, Eugene D. Hill, III and Michael Ross controls voting and investment decisions over the Issuer’s shares held by the Fund III Entities by majority vote. Each member of the investment committee of ILSF General Partner disclaims beneficial ownership over the Shares held by the Fund III Entities except to the extent of any pecuniary interest therein. Each of ILSF General Partner and Fund III GP disclaim beneficial ownership over the Shares held by the Fund III Entities except to the extent of their respective pecuniary interest therein.

SV Life Sciences Fund IV (GP), L.P. (“Fund IV GP”) is the general partner of each of SV Life Sciences Fund IV, L.P. (“Fund IV”) and SV Life Sciences Fund IV Strategic Partners, L.P. (“Fund IV Strategic” and together with Fund IV, the “Fund IV Entities”). SVLSF IV, LLC (the “SVLS General Partner”) is the general partner of Fund IV GP and, through an investment committee comprised of James Garvey, Kate Bingham, Eugene D. Hill, III and Michael Ross controls voting and investment decisions over the shares held by the Fund IV Entities by a majority vote. Each member of the investment committee of SVLS General Partner disclaims beneficial ownership over the shares held by the Fund IV Entities except to the extent of any pecuniary interest therein. Each of SVLS General Partner and Fund IV GP disclaim beneficial ownership over the shares held by the Fund IV Entities except to the extent of their respective pecuniary interest therein.

The address of each of the Fund III entities and each of the Fund IV entities is One Boston Place, Suite 3900, 201 Washington Street, Boston, Massachusetts 02108.

(4)	Based solely on a Schedule 13D/A filed by Discovery Group I, LLC on March 28, 2017. Discovery Group I, LLC (“Discovery Group”) is the investment manager of Discovery Equity Partners, L.P. (“Discovery Equity Partners”). Discovery Group exercises ultimate voting and dispositive power of the securities held by Discovery Equity Partners. As a consequence, Discovery Group may be deemed to share beneficial ownership of all of the shares of common stock owned by Discovery Equity Partners. Voting and disposition decisions at Discovery Group with respect to the investment of such securities are made by a five-person investment committee which makes such investment decisions by majority vote. No member of the committee may act individually to vote or sell shares of common stock held by Discovery Equity Partners, nor does any such member have a veto right concerning the vote or sale of any such common stock. Accordingly, no individual member of the committee is deemed to beneficially own, and each individual member of the committee expressly disclaims beneficial ownership of, within the meaning of Rule 13d-3, any shares of common stock held by Discovery Equity Partners solely by virtue of the fact that he or she is a member of the committee.
(5)	Includes for the persons listed below the following shares of our common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days of April 15, 2017 and shares of our common stock issuable upon the vesting of restricted stock unit awards within 60 days of April 15, 2017:

Name	Options	Restricted Stock Units
Brian E. Farley	230,514	—
John K. Bakewell	18,750	—
Joshua Baltzell	21,250	—
Shawn T McCormick	22,500	—
David B. Milne	22,500	—
Guido Neels	22,500	—

Name	Options	Restricted Stock Units
Robert S. White	491,693	—
Brent A. Moen	26,562	—
James D. Surek	7,500	—
All directors and executive officers as a group (15 persons)	1,212,361	—

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 regarding compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders(1)	3,360,616	$13.06	750,494
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	3,360,616	$13.06	750,494

(1)	Consists of the Entellus Medical, Inc. 2006 Stock Incentive Plan, the Entellus Medical, Inc. 2015 Incentive Award Plan and the Entellus Medical, Inc. 2015 Employee Stock Purchase Plan.

The Entellus Medical, Inc. 2015 Incentive Award Plan was adopted by our Board of Directors in connection with the closing of our initial public offering in 2015, and provides for awards of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, dividend equivalents, restricted stock units, performance awards, performance share awards, stock payment awards and other incentive awards to be available for employees and consultants of our Company and any of our qualifying subsidiaries and for our directors. The number of securities available for issuance under the plan increases annually in an amount equal to the lesser of (A) 875,000 shares of common stock, (B) 4% of the shares outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year, assuming the conversion of any shares of preferred stock, but excluding shares issuable upon the exercise or payment of stock options, warrants and other equity securities with respect to which shares have not actually been issued and (C) such smaller number of shares as determined by our Board of Directors.

The number of securities available for issuance under the Entellus Medical, Inc. 2015 Employee Stock Purchase Plan increases annually in an amount equal to the lesser of (A) 1% of the shares of common stock outstanding on the date of adoption of the plan and (ii) such smaller number of shares as determined by our Board of Directors.

We are no longer permitted to grant awards under the Entellus Medical, Inc. 2006 Stock Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and holders of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Such officers, directors and stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file with the SEC. To our knowledge, based on review of the copies of such reports and amendments to such reports furnished to us with respect to the year ended December 31, 2016, and based on written representations by our directors and executive officers, all required Section 16 reports under the Exchange Act for our directors, executive officers and beneficial owners of greater than 10% of our ordinary shares were filed on a timely basis during the year ended December 31, 2016.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures on Transactions with Related Persons

We have adopted a written related person transaction policy that sets forth our policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of SEC Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction.

Description of Transactions with Related Persons

Described below are transactions since the beginning of our fiscal year 2016, or currently proposed transactions, in which we are a participant and:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our executive officers or directors (or nominees for director) or any beneficial owner of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

The following are certain transactions, arrangements and relationships with our directors, executive officers and stockholders owning 5% or more of our outstanding common stock. All of the transactions described in this section occurred prior to our adoption of the related person transaction policy described above.

Registration Rights Agreement

We are party to a registration rights agreement with certain of our stockholders that held our convertible preferred stock prior to our initial public offering, or IPO, including certain holders of 5% of our capital stock and entities affiliated with certain of our directors, for the registration of shares of our common stock that were issued upon conversion of such shares of convertible preferred stock at the closing of our IPO. Parties to this agreement include entities affiliated with Essex Woodlands, SV Life Sciences, Split Rock Partners, LP and Covidien Group S.A.R.L. Subject to certain limitations, these holders have the right to request that we prepare, file and maintain up to two registration statements on Form S-1 covering the sale of such shares of common stock and, once we are eligible to use a registration statement on Form S-3, up to two registration statements on Form S-3 in any 12-month period covering the sales of such shares of common stock. Additionally, these holders have unlimited “piggyback” registration rights to include these shares of common stock in future registration statements that we may initiate, subject to certain conditions and limitations (including customary cut-back rights). Under this agreement, we will pay all expenses relating to such registrations, including the reasonable fees of one special counsel for the participating holders, and the holders will pay all underwriting discounts and commissions relating to the sale of their shares of common stock. This agreement also contains other customary terms, including for indemnification. This agreement will terminate upon the earlier of (1) the date that is five years after the closing of our IPO or (2) with respect to each stockholder following the closing of our IPO, at such time as such stockholder holds 1% or less of our common stock and can sell all of its shares pursuant to Rule 144 of the Securities Act during any three-month period.

In the first quarter of 2017, we completed a public offering of shares of our common stock, issuing a total of 2.9 million shares of common stock at an offering price of $17.00 per share. Certain existing stockholders, including Essex Woodlands and SV Life Sciences, participated in the offering pursuant to their rights under the registration rights agreement and sold an aggregate of approximately 1.2 million shares of common stock in the offering.

Investor Rights Agreement

We are party to an investor rights agreement with certain of our stockholders that held our convertible preferred stock prior to our IPO, including certain holders of 5% of our capital stock and entities affiliated with certain of our directors. Parties to this agreement include entities affiliated with Essex Woodlands, SV Life Sciences, Split Rock Partners, LP and Covidien Group S.A.R.L. As a result of our IPO, most of the covenants and restrictions set forth in this agreement that apply to us terminated in February 2015, but we remain obligated to comply with reporting requirements under the Exchange Act.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request.

Severance Arrangements

We have entered into employment agreements, severance agreements and/or change in control severance agreements with our executive officers that provide the respective executive with severance payments and benefits if the executive’s employment is terminated under certain circumstances as described in greater detail in the section of this proxy statement titled “Executive Compensation—Severance and Change in Control Benefits.” In addition, in February 2017, we adopted the Entellus Medical, Inc. Officer Severance Plan which provides certain executive officers severance payments and benefits if their employment is terminated under certain circumstances as described in greater detail in the section of this proxy statement titled “Executive Compensation—Severance and Change in Control Benefits.”

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2018 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 3600 Holly Lane North, Suite 40, Plymouth, Minnesota 55447, in writing not later than December 27, 2017.

Stockholders intending to present a proposal at our 2018 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Amended and Restated Bylaws. Our Amended and Restated Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary of the preceding year’s annual meeting of stockholders. Therefore, we must receive notice of such a proposal or nomination for the 2018 Annual Meeting of Stockholders no earlier than the close of business on February 13, 2018 and no later than the close of business on March 15, 2018. The notice must contain the information required by our Amended and Restated Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2018 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after June 13, 2018, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2018 Annual Meeting of Stockholders and not later than the close of business of the 90th day prior to the 2018 Annual Meeting of Stockholders or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

SOLICITATION OF PROXIES

The accompanying proxy is solicited by and on behalf of our Board of Directors, whose Notice of Annual Meeting of Stockholders is attached to this proxy statement, and the entire cost of such solicitation will be borne by us. In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail and facsimile by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith. Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

HOUSEHOLDING

The SEC’s rules permit us to deliver a single Internet Notice or set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Internet Notice or one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Internet Notice or proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Internet Notice or proxy materials, contact Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Internet Notices or proxy materials for your household, please contact Broadridge at the above phone number or address.

2016 ANNUAL REPORT

Our 2016 Annual Report, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, is being mailed with this proxy statement to those stockholders that receive this proxy statement in the mail. Stockholders that receive the Notice Regarding the Availability of Proxy Materials can access our 2016 Annual Report, including our Annual Report on Form 10-K for 2016, at www.proxyvote.com.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 has also been filed with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Upon written request by a stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Secretary, Entellus Medical, Inc., 3600 Holly Lane North, Suite 40, Plymouth, Minnesota 55447.

Your vote is important. Please promptly vote your shares by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors

/s/ Brent A. Moen

Brent A. Moen
Chief Financial Officer and Secretary

Plymouth, Minnesota

April 26, 2017

ENTELLUS MEDICAL, INC.
3600 HOLLY LANE NORTH
SUITE 40 PLYMOUTH, MN 55447

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Election of Class II directors to hold office until the 2020 Annual Meeting of Stockholders
Nominees
01	Joshua Baltzell 02 Shawn T McCormick
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2.	To ratify, in a non-binding vote, the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year ending December 31, 2017.						☐	☐	☐
NOTE: To transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and 2016 Annual Report are available at www.proxyvote.com

ENTELLUS MEDICAL, INC.

Annual Meeting of Stockholders

Tuesday, June 13, 2017

9:00 AM, CDT

This proxy is solicited by the Board of Directors

The stockholders hereby appoint Robert S. White and Brent A. Moen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ENTELLUS MEDICAL, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, CDT on Tuesday, June 13, 2017, at the offices of Fox Rothschild LLP, 222 South Ninth Street, Suite 2000, Minneapolis, Minnesota 55402, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side